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                                                                    Exhibit 99.2

                                    Contact: Curtis Lightburn
                                             Vice President, Investor Relations
                                             813-829-2408
                                             cglightburn@intermedia.com




                INTERMEDIA ANNOUNCES SUMMARY FOURTH QUARTER AND
                             YEAR END 1998 RESULTS

                   REPORTS RECORD REVENUE AND POSITIVE EBITDA


TAMPA, Florida (February 9, 1999) - Intermedia Communications Inc. (NASDAQ:
ICIX) today announced record revenue and positive EBITDA for the quarter ended December 31, 1998.

Revenue for the fourth quarter of $193.4 million was up 134 percent over fourth quarter 1997 revenue of $82.6 million. Competitive Local and Enhanced Data and Internet services continued their sequential growth with Enhanced Data and Internet services revenue up 15 percent and Competitive Local services revenue up 9 percent over third quarter 1998.

EBITDA before certain charges for the fourth quarter was positive $13.5 million, versus an EBITDA loss of $9.9 million for the fourth quarter of 1997.

Revenue for the full year of 1998 was $712.8 million, up 188 percent over the $247.9 million reported for the full year of 1997. EBITDA before certain charges of $28.9 million for the full year of 1998 versus an EBITDA loss of $49.8 million for the full year of 1997 represented an improvement of $78.7 million.

"In the fourth quarter, we continued to focus on the execution of our core Integrated Communications Provider strategy," said David C. Ruberg, Intermedia's Chairman, President, and Chief Executive Officer. "We also recently made three key additions to the senior management team in Nancy Faigen, President of DIGEX Web Hosting; Richard Buyens, Intermedia's Senior Vice President of Sales; and Richard Marchant, Vice President of Engineering. As a result, we are confident we have put ourselves in a position to significantly grow revenues and expand margins in 1999."


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REVENUE ANALYSIS

Enhanced Data and Internet Services

Enhanced Data and Internet continued its growth. Revenue for the fourth quarter was $54.8 million, an increase of 72 percent over fourth quarter 1997 and an increase of 15 percent over third quarter 1998. For the year, revenue was $181.6 million, up 110 percent over 1997 revenues.

Growth was seen in all data product offerings. Internet connectivity was up by 12 percent sequentially. Enterprise data services, principally frame relay and ATM, showed accelerating growth, with revenue up 19 percent over third quarter 1998. Frame relay nodes in service increased by 5,002 from 30,266 at the end of the third quarter to 35,268, up 17 percent compared to third quarter 1998 and up 75 percent over fourth quarter 1997. RBOC related sales contributed to the increased nodes in service.

 "In the quarter, we were particularly pleased by the improving revenue growth at DIGEX, where Web Hosting revenue was up 21 percent sequentially. DIGEX continues to be a leading value added player in the Web Hosting arena," said Ruberg. "Our overall strength in Enhanced Data and Internet services is expected to be a core component of our growth."

Competitive Local Services

Competitive Local services continued its growth. Revenue for the quarter was $47.8 million, an increase of 189 percent over fourth quarter 1997 and an increase of 9 percent over third quarter 1998. For the year, revenue was $163.4 million, a 289 percent increase over 1997.

Access lines in service grew by 35,686. Total access lines in service at the end of the fourth quarter was 347,584 a 327 percent increase versus fourth quarter 1997 and an 11 percent increase versus third quarter 1998. At the end of the fourth quarter, 69 percent of the lines in service were on-switch. "Our focus on selling access lines that are on-switch has improved gross margins, operating efficiency and customer service," said James F. Geiger, Intermedia's Chief Marketing Officer.

Interexchange Services

Interexchange revenue was $67.3 million in the fourth quarter, a 109 percent increase versus fourth quarter 1997, but a 6 percent decrease versus third quarter 1998. The sequential



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decrease was primarily a result of the previously announced exit of the wholesale interexchange business, selective revenue pruning, and seasonal factors.

For the year, interexchange revenue was $266.4 million, a 135 percent increase over 1997.

"Intermedia deliberately pruned revenue in certain segments that were either non-strategic or economically unattractive," said Robert M. Manning, Intermedia's Chief Financial Officer. "The decisions we made lowered revenue growth, but increased margins and the long term health of the business. We expect revenue growth in the long distance segment to resume in 1999."

Integration Services

Integration Services revenue for the quarter was $23.5 million, a decrease of 20 percent versus third quarter of 1998. The decrease in sales was due largely to seasonality.


OUTLOOK

"As we continue to scale our business, we improve our ability to add revenue efficiently over the assets we have deployed," said Manning. "As a result, we expect to drive increases in revenue and EBITDA in 1999."

"We have made additional progress in integrating our acquisitions, and have completed the consolidation of five independent accounting back office functions onto one common general ledger platform."

Full results will be made public in conjunction with Intermedia's normally scheduled Earnings Release, previously announced and scheduled for February 24th.

Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Intermedia's services, the ability of Intermedia to implement its restructuring and integration program, and the ability of the Company to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's Form 10-K Annual Report for its fiscal year ended December 31, 1997, and are updated periodically through the filing of reports and registration statements with the Securities and Exchange Commission.

Intermedia Communications provides integrated solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia's enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet solutions and web hosting services, offers seamless end-to-end service virtually anywhere in the world.



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Intermedia Communications Inc. is headquartered in Tampa, Florida. Intermedia can be found on the World Wide Web at www.intermedia.com.


                         INTERMEDIA COMMUNICATIONS INC.
                             FINANCIAL HIGHLIGHTS
                        (In thousands except share data)

                                           THREE MONTHS ENDED              YEAR ENDED
                                               DECEMBER 31,                 DECEMBER 31,
                                        -----------------------------------------------------
                                           1998         1997            1998          1997
                                        --------      ---------      ---------     ----------
Revenue:
  Competitive Local Services            $  47,776     $  16,510      $ 163,423     $  41,967
  Enhanced Data & Internet Services        54,845        31,805        181,636        86,636
  Interexchange Services                   67,321        32,275        266,370       113,152
  Integration Services                     23,472         1,993        101,354         6,144
                                        ---------     ---------      ---------     ---------
  Total Revenue                           193,414        82,583        712,783       247,899
                                        ---------     ---------      ---------     ---------
EBITDA before certain charges (1)       $  13,520     $  (9,931)     $  28,894     $ (49,838)
                                        ---------     ---------      ---------     ---------


(1) EBITDA before certain charges consists of earnings before interest, income taxes, depreciation, amortization and charges for in-process R & D. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, EBITDA before certain charges is not a term defined by generally acceptable accounting principles and, as a result, the measure of EBITDA before certain charges presented herein may not be comparable to similarly titled measures used by other companies.


Other  Data:

                                               DECEMBER 31,   SEPTEMBER 30,
                                                   1998           1998
                                               ------------   -------------
Local and Long Distance Services:(1)
   Buildings connected(2)                            4,342       4,331
   Voice switches in operation                          23          21
   Access line equivalents                         347,584     311,898
   Access line equivalents per local switch(3)      11,692       7,303


Enhanced Data Services:(1)
   Data switches installed                             177         164
   Nodes in service(4)                              35,268      30,266
   NNI connections                                     680         608

   Employees                                         3,931       3,678

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(1)  Amounts reflected in the table are based upon information contained in the
     Company's operating records.
(2) Includes both on-net direct connections with Intermedia-owned fiber optic cable and on-net extended connections with leased circuits.
(3) Calculated by dividing the number of on-switch access line equivalents by the number of switches providing local service. Excludes access lines contributed by Shared.
(4) Amount represents an individual point of origination and termination of data served by the Company's enhanced network.

                                     -END-